SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Transamerica Occidental Life Separate Account VUL-2 of Transamerica Occidental Life Insurance Company

Address of Principal Business Office: 1150 South Olive Street, Los Angeles, California 90015

Telephone Number:  (213) 742-2111

Name and Address of  Agent for Service of Process:

         James W. Dederer
         Executive Vice President, General Counsel
         and Corporate Secretary
         Transamerica Occidental Life Insurance Company
         1150 South Olive Street
         Los Angeles, CA  90015

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes    X         No _____

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Los Angeles and the State of California on the 8th day of September, 1998.

             Transamerica Occidental Life Separate Account VUL-2 of
                 Transamerica Occidental Life Insurance Company
                                  (Registrant)

             By:___________________________________________________
                               David M. Goldstein
                    Vice President and Deputy General Counsel


Attest:  _______________________________
         Gina Grusman
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